Exhibit 18

April 27, 2005
CNH Global N.V.
100 South Saunders Road
Lake Forest, IL 60045
Dear Sirs/Madams:

We have audited the consolidated financial statements of CNH Global N.V. and subsidiaries, (collectively, the “Company”), as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in your Annual Report on Form 20-F to the Securities and Exchange Commission and have issued our report thereon dated April 27, 2005, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the Company’s policy for determining which items are treated as cash equivalents. Note 2 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2004 of the change in the Company’s policy for determining which items are treated as cash equivalents. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin